SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549

                             Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date earliest event reported): February 27, 1997

                    Mallon Resources Corporation
     (exact name of registrant as specified in its charter)

     Colorado             0-17267           84-1095959
(State or other          (Commission      (I.R.S. Employer
jurisdiction              File Number)    Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado          80202
(address of principal executive offices)             (zip code)

Registrant's telephone number, including area code: (303)293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued a press release, dated February 27, 1997, the text of which was as follows:

     Mallon Resources Corporation (Nasdaq: "MLRC"), today announced that its proved oil and gas reserves at year-end 1996 were 6.4 million barrels of oil equivalent (mmboe), a 25% increase over the 5.1 mmboe reported at year-end 1995. The present value of its year-end 1996 reserves (discounted to present value using a discount factor of 10% and assuming flat year-end prices) increased 138% to $50.0 million from the $21.0 million at year-end 1995. Mallon's proved reserves are 27% oil and 73% natural gas.

     George O. Mallon, Chairman of the Company, noted, "This significant increase in reserves was driven by the Company's successful development drilling operations on our core southeast New Mexico properties. Just 20% of the increase was attributable to higher oil and gas prices. We are particularly pleased because the results were achieved despite the fact that our drilling program was capital constrained until late in the year."

     "We expect even better results in 1997, as the Company begins to realize the benefits of its accelerated drilling programs in the Delaware and San Juan Basins," Mr. Mallon continued. "With the completion of our equity financing in October 1996, we have sharply increased our drilling and workover activity in New Mexico. This ramp-up in activity will continue to improve both production and financial results during the year. As a result, Mallon expects to report another significant increase in our 1997 year-end reserves."

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. The Company also owns approximately 14 million shares of the common stock of Laguna Gold Company, a company engaged in the exploration for and development of precious metals in Costa Rica. Laguna common shares are traded on The Toronto Stock Exchange under the symbol "LGC". Mallon's Common Stock is quoted on the Nasdaq National Market under the symbol "MLRC".

                           Signatures

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Mallon Resources Corporation


March 3, 1997                   __/s/ Roy K. Ross________________
                                Roy K. Ross, Executive Vice President